As filed with the Securities and Exchange Commission on January 10, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ActivCard S.A.
(Exact name of registrant as specified in its charter)

The Republic of France	Inapplicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6623 Dumbarton Circle
Fremont, California 94555
(Address of principal executive offices, including zip code)

ACTIVCARD S.A. 2001 STOCK OPTION PLAN
ACTIVCARD S.A. 2002 STOCK OPTION PLAN
(Full title of the plans)

STEVEN HUMPHREYS
CHIEF EXECUTIVE OFFICER
6623 Dumbarton Circle
Fremont, California 94555
Telephone:(510) 574-0100
Facsimile: (510) 574-0101
(Name, address and telephone number, including area code, of agent for service)

Copies to:

STEPHEN C. FERRUOLO, ESQ.
HELLER EHRMAN WHITE & MCAULIFFE, LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

American Depositary Shares (ADSs) evidenced by American Depositary Receipts (ADRs), each ADS evidencing one Ordinary Share, Nominal Value 1 Euro per Ordinary Share	3,100,000	$8.90	$27,590,000	$2,538

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 and based on the average of the high and low sale prices of the Registrant’s American Depositary Shares, as quoted on the Nasdaq National Market on January 6, 2003.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, under Commission File No. 1-11130, are incorporated herein by reference and made a part hereof:

(a)
Prospectus of ActivCard Corp., dated December 31, 2002, filed with the SEC January 6, 2003 pursuant to Rule 424(b)(3), which contains the Registrant’s audited financial statements for the year ended December 31, 2001;

(b)	The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 21, 2002;

(c)	The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 9, 2002;

(d)	The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 20, 2002;

(e)	The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 16, 2002;

(f)	The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 13, 2002; and

(g)
The description of the Registrant’s Ordinary Shares and the American Depositary Shares contained in the Registration Statement on Form F-1/A, filed on March 14, 2000 (the “Form-1/A”) filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

French law generally prohibits the Registrant from entering into indemnification agreements with its directors and officers providing for limitations on personal liability for damages and other costs and expenses that

1

may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the Statuts (charter and by-laws) of the Registrant from providing for the limitation of liability of a member of the Board of Directors. These prohibitions may adversely affect the ability of the Registrant to attract and retain directors. Generally, under French law, directors and officers will not be held personally liable for decisions taken diligently and in the interest of the corporation. Nevertheless, the Registrant has obtained insurance to cover directors’ and officers’ legal liability arising from alleged wrongful acts that might occur in their respective capacities. The Registrant believes that this insurance is comparable to that maintained by similar companies.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Amended STATUTS, or charter and by-laws, of ActivCard S.A. (English translation) *

4.2	Form of Deposit Agreement, among ActivCard S.A., The Bank of New York, as Depositary and the holders from time to time of the American Depositary Receipts issued thereunder *

5	Opinion of Shearman & Sterling

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young Audit

23.3	Consent of Shearman & Sterling (filed as a part of Exhibit 5)

24	Power of Attorney (page 4)

*	Incorporated by reference from the Registrant’s Registration Statement on Form F-1/A filed with the Commission on March 14, 2000.

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes;

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%

2

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, California, on January 9, 2003.

ActivCard S.A

By:	/s/ STEVEN HUMPHREYS
Steven Humphreys
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Steven Humphreys and Blair Geddes jointly and severally, his attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ STEVEN HUMPHREYS Steven Humphreys	Chairman of the Board of Directors, President and Chief Executive Officer	January 9, 2003

/s/ YVES AUDEBERT Yves Audebert	Vice Chairman of the Board of Directors and Chief Technology Officer	January 9, 2003

/s/ BLAIR GEDDES Blair Geddes	Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2003

/s/ SERGIO CELLINI Sergio Cellini	Director	January 9, 2003

Clifford Gundle	Director

/s/ MONTAGUE KOPPEL Montague Koppel	Director	January 9, 2003

Lee Kheng Nam	Director

/s/ JAMES E. OUSLEY James E. Ousley	Director	January 9, 2003

Antoine R. Spillman	Director

4

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended STATUTS, or charter and by-laws, of ActivCard S.A. (English translation) *

4.2	Form of Deposit Agreement, among ActivCard S.A., The Bank of New York, as Depositary and the holders from time to time of the American Depositary Receipts issued thereunder *

5	Opinion of Shearman & Sterling

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young Audit

23.3	Consent of Shearman & Sterling (filed as a part of Exhibit 5)

24	Power of Attorney (page 4)

*	Incorporated by reference from the Registrant’s Registration Statement on Form F-1/A filed with the Commission on March 14, 2000.